                                                             EXECUTION EDITION
                              EMPLOYMENT AGREEMENT
                              --------------------

                  EMPLOYMENT AGREEMENT effective as of February 17, 2002, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries the "Company"), and Jack L. Stahl (the "Executive").

                  RCPC wishes to employ the Executive with the Company, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

                  Accordingly, RCPC and the Executive hereby agree as follows:

                  1.       Employment, Duties and Acceptance.
                           ---------------------------------

                           1.1      Employment, Duties.  RCPC hereby employs
the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of president and chief executive officer of Revlon, Inc. ("Revlon") and RCPC, reporting to the Board of Directors of each of Revlon and RCPC, and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of Revlon, Inc. if elected) as may be assigned by the Board of Directors of Revlon. The Executive's title shall be President and Chief Executive Officer of Revlon and RCPC, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Board of Directors of Revlon. RCPC agrees to use its best efforts to cause the Executive to be elected to the Board of Directors of Revlon and of RCPC, so that the Executive may serve as a member of both Boards throughout the Term.

                           1.2      Acceptance.
                                    ----------

                                    1.2.1   The Executive hereby accepts such
employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. During the Term, it shall not be a violation of this Agreement for the Executive (i) to serve as a member of the board of the two non-profit institutions on which he currently serves or (ii) to serve on other corporate, civic or charitable boards or committees with the consent of the Company (which shall not be unreasonably withheld), so long as such activities are consistent with the policies of the Company and do not interfere with the performance of the Executive's duties in accordance with this Agreement.

                                    1.2.2   The Executive represents and
warrants to the Company that (i) Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and the Executive has not done or permitted to be done anything that may curtail or impair any of the rights granted to the Company herein and (ii) neither the execution and delivery of this Agreement by the Executive nor


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                                                                           2

the performance by the Executive of any of the Executive's obligations hereunder constitutes or will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which the Executive is a party or by which the Executive is bound.

                           1.3      Location.  The duties to be performed by
the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

                  2.       Term of Employment; Certain Post-Term Benefits.
                           ----------------------------------------------

                           2.1      The Term.  The term of the Executive's
employment under this Agreement (the "Term") shall commence on February 17, 2002 (the "Effective Date") and shall end on such date as provided pursuant to
Section 2.2.

                           2.2      End-of-Term Provisions.
                                    ----------------------

                                    (i)     The Term shall initially be
scheduled to end on February 16, 2005. At any time on or after February 28, 2002 RCPC shall have the right to give written notice of non-renewal of the Term. In the event RCPC gives such notice of non-renewal, the Term automatically shall be extended so that it ends thirty-six months after the last day of the month in which RCPC gives such notice. If RCPC shall not theretofore have given such notice, from and after February 28, 2002 unless and until RCPC gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by RCPC, the Term automatically shall be extended so that it ends thirty-six months after the last day of the month in which RCPC gives such notice. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of
Section 4.4.

                                    (ii)    The Term shall end earlier than
the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

                  3.       Compensation; Benefits.
                           ----------------------

                           3.1      Salary.  As compensation for all services
to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable in bi-weekly arrears, at the annual rate of not less than $1,300,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Base Salary shall be reviewed by the Company from time to time, but no less frequently than once every twelve (12) months, and may be increased (but not decreased) from time to time by action of the Compensation Committee of the Board of Directors. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Company hereunder. In the event that RCPC, in its sole discretion, determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.


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                                                                             3

                           3.2      Bonus.  In addition to the amounts to be
paid to the Executive pursuant to Section 3.1, the Executive shall receive an annual bonus of 100% of the Executive's Base Salary at the rate in effect during the calendar year in which the bonus is earned, based upon achievement of 100% of the objectives set annually not later than March 31 of such year by the Compensation Committee of the Board of Directors of Revlon in its sole discretion (but after consultation with the Executive); provided, that the annual bonus amount shall be 150% of the Executive's Base Salary if the achievement is 120% (or more) of such objectives; and provided, further, that the Executive's annual bonus for the year ending December 31, 2002 shall not be less than $1,300,000, regardless of the attainment of such objectives. In the event that the Executive's employment shall terminate otherwise than as of a calendar year end, the Executive's bonus with respect to the calendar year in which employment terminates shall be prorated for the actual number of days of employment during such year, and such bonus, if any, shall be payable on the date that executive bonuses are paid generally, whether or not the Executive remains employed on such date.

                           3.3      Equity.  Pursuant to the recommendation of
the Compensation Committee of the Board administering the Revlon, Inc. Third Amended and Restated 1996 Stock Plan ("1996 Stock Plan"), the Executive is hereby granted an award (the "Equity Award") of restricted stock and stock options in accordance with the terms and conditions of the Restricted Stock Agreement and the Nonqualified Stock Option Agreement annexed hereto as Exhibits A and B, respectively.

                           3.4      Business Expenses.  RCPC shall pay or
reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

                           3.5      Vacation.  During each year of the Term,
the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with applicable vacation policy as in effect from time to time (or such greater period as may be available under such policy).

                           3.6      Fringe Benefits.
                                    ---------------

                                    (i)     During the Term, the Executive
shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and in the Company's Executive Deferred Compensation Plan and Executive Medical Plan providing for reimbursement of medical and dental benefits not payable under plans generally available. In addition, in accordance with the directives of the Compensation Committee of the Board of Directors, during the Term the Executive shall be assigned the use of a Company-provided chauffeured automobile (a late model top of the line BMW or equivalent vehicle) during the business week for personal and business use and at other times as required for business purposes. Further, during the Term the Executive shall be


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                                                                              4


reimbursed for the initiation fees, dues, assessments and like fees for membership in one city club of the Executive's choice.

                                    (ii)    During the Term, RCPC agrees to
make available to the Executive additional term life insurance coverage with a death benefit of $10,000,000, subject to the insurer's satisfaction with the results of any required medical examination so as to insure at standard risk rates, to which medical examination the Executive hereby agrees to submit, and RCPC shall reimburse the Executive for the premium expense related thereto. Such coverage shall be provided pursuant to the Company's optional supplemental term insurance program, to the extent available, or to the extent not available, the Executive may select a plan of the Executive's choice and may designate the beneficiary of such plan.

                                    (iii)   During the Term, RCPC shall
maintain an individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to (A) fifty percent of the sum of the Executive's Base Salary in effect on the date of disability plus the Executive's most recent annual bonus pursuant to Section 3.2 less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time (irrespective of whether the Executive has elected to participate in such long-term disability program).

                                    (iv)    RCPC shall pay reasonable home
relocation expenses.

                                    (v)     During the Term, RCPC shall pay to
the Executive as additional compensation on a monthly basis an amount equal to the sum of (i) the payment actually payable by the Executive for the preceding month in respect of regularly scheduled interest and amortization of principal on any bank loan that the Executive shall obtain to purchase a principal residence in the New York metropolitan area and/or a Manhattan apartment (calculated on the basis of a standard fixed payment commercial mortgage table with interest adjustable seven years after initial borrowing and principal amortized over 30 years after initial borrowing, but excluding any prepayment of principal) (the "Mortgage Loan") plus (ii) any loan origination "points" with respect to the closing of the Mortgage Loan, in each case limited to a $2,000,000 maximum principal amount of Mortgage Loan (the "Home Loan Payments"); plus (iii) the amount of any increase in any federal, state and local income taxes actually payable by the Executive as a result of RCPC's payment of Home Loan Payments and amounts under this clause (iii). Notwithstanding the foregoing, RCPC shall use reasonable efforts (but determined in its sole discretion) to make the Mortgage Loan itself, in whole or in part, in which case such loan shall bear interest at the applicable federal rate.

                                    (vi)    In furtherance of the Executive's
retirement benefit expectations, and without limiting the Company's ability to modify, in any way, any or all of its defined benefit plans, RCPC agrees to guarantee to the Executive a minimum monthly pension as set forth below:



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                                                                           5

                                            (a)      Commencing with retirement
         on or after March 1, 2014, RCPC shall pay or provide a monthly straight life annuity pension amount of $41,667, reduced by the actuarial equivalent of all benefits paid or payable (calculated on a straight life annuity basis) to or in respect of the Executive under (i) the Revlon Employees Retirement Plan, the Revlon Pension Equalization Plan, and any successors to either of them, (ii) all other defined benefit retirement and defined contribution plans, whether or not tax qualified, maintained at any time by RCPC, Revlon, any past employer of the Executive, or the affiliate of any of them, in all cases without regard to whether the plan has previously terminated, is being currently maintained or is established and maintained in the future. Such offset for benefits under other plans shall be determined as of the day this pension starts; shall not be subsequently adjusted on account of any subsequent benefit accruals or change in benefit amounts expected under such other plans, whether on account of the Executive's death or otherwise; and shall disregard benefits derived from employee contributions and from employer matching contributions under any 401(k) plan. Only a percentage (the "Accrued Percentage") of the amount otherwise payable pursuant to this Section 3.6(v)(a) shall be paid if the Executive's employment shall terminate prior to March 1, 2014, as follows: for termination prior to February 28, 2003, the Accrued Percentage shall be 0%; for termination on or after February 28, 2003 and prior to February 28, 2004, 8.33%; and thereafter, an additional 8.33% to accrue as of each February 28th on which the Executive is still employed, with the result that the benefit shall be 100% accrued on and after February 28, 2014. If the Executive shall retire on or after March 1, 2009 but prior to March 1, 2014, the Executive shall be entitled to receive the applicable Accrued Percentage of the pension benefit payable pursuant to this Section 3.6(vi)(a), but subject to actuarial reduction for such early commencement.

                                            (b)      The Executive may elect to
         have the pension determined pursuant to subsection (a) above paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary if she shall survive the Executive and be legally married to the Executive at the time of his death. Such election shall be made by the Executive not later than 90 days before the pension benefit is to start and shall take effect only if the Executive and his spouse are alive and married to each other on the day the pension starts. If the Executive's spouse dies after the pension starts and before the Executive, no adjustment shall be made to the amount of annual pension payable to the Executive.

                                            (c)      If the Executive dies
         before March 1, 2014, a lifetime pension shall be payable to the spouse, if any, to whom the Executive was legally married on the date of his death, commencing on March 1, 2014 in a monthly amount determined as if the Executive had survived to that date and had then elected to have his benefit paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary; provided, that the amount otherwise determined in accordance with the foregoing shall be multiplied by the Accrued Percentage calculated pursuant to the last sentence of Section 3.6(v)(a) as of the date of the Executive's death (or, if earlier, the date as of which


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                                                                            6


         Executive's employment terminated), and only that accrued amount shall be due to the surviving spouse.

                                            (d)      For purposes of
         determining actuarial equivalence, the following assumptions shall be used: an interest rate equal to the AA corporate bond long-term rate in effect on the first day of the month preceding the month in which the benefit is to start, the 1983 Group Annuity Mortality Table, and otherwise the reasonable actuarial assumptions and methods selected by RCPC's primary actuary in consultation with the Executive's financial advisors.

                                            (e)      Notwithstanding any other
         provision of this Agreement, no benefit shall be payable pursuant to this subsection 3.6(vi), and any amounts then being paid shall cease in the event that (x) prior to March 1, 2005 the Executive terminates his employment during the Term otherwise than as provided in Section 4.4,
         (y) the Executive materially breaches this Agreement (including Section 5, 6 or 7) or (z) RCPC terminates the Executive's employment (under this Agreement or otherwise) for "Cause" as set forth in Section 4.3 of this Agreement.

                                            (f)      Payments pursuant to this
         subsection 3.6(vi) shall be made quarterly or at such more frequent intervals as RCPC may elect. RCPC's obligation under this subsection 3.6(vi) shall be an unsecured, unfunded and unaccrued contingent general obligation of RCPC to be satisfied from its unsegregated general funds, provided that RCPC shall have the right, if it so elects, to defease its obligation hereunder by the purchase and delivery to the Executive of an annuity on his life in the amount provided for above or to fund its obligation hereunder through the purchase of insurance or other instruments, and the Executive agrees to comply with the reasonable requests of RCPC should RCPC elect to do so, including by submitting to medical examination required in connection with the purchase of any such insurance.

                           3.7      Special Home Loan Bonus and Tax Loan
                                    Forgiveness.
                                    ------------------------------------

                                    3.7.1   As an additional inducement to the
Executive to enter into and remain in RCPC's employ, RCPC agrees that if during or after the Term the Executive shall terminate his employment for Good Reason (as provided in Section 4.4) or RCPC shall terminate Executive's employment other than pursuant to Section 4.2 or 4.3, RCPC shall pay a special bonus to the Executive within ten (10) days of the date of the termination of his employment, in an amount equal to $2,000,000 less the amount of Home Loan Payments made by RCPC in respect of the principal of the Mortgage; provided, however, that if during or after the Term the Executive materially breaches any of his obligations hereunder (including under Sections 5, 6 and 7), no bonus shall be payable under this Section 3.7.1, and in the case of a material breach of
Section 5, 6 or 7 following termination of employment, any bonus theretofore paid under this Section 3.7.1 shall be forfeited and repaid by the Executive to RCPC. Notwithstanding the foregoing, if RCPC makes the Mortgage Loan itself as provided in



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                                                                           7


the last sentence of Section 3.6(v), no special bonus shall be paid pursuant to the preceding sentence, the Mortgage Loan shall be forgiven in its entirety on the date the special bonus would have otherwise been paid, and such forgiveness shall, for all purposes of this Agreement, be deemed to have been an actual payment of such special bonus (so that, for example, repayment of the amount forgiven might be required upon a material breach by the Executive of Section 5, 6 or 7 following termination of employment).

                                    3.7.2   In connection with the grant of
restricted stock pursuant to section 3.3 hereof, the Executive shall make a valid and timely election under section 83(b) of the Internal Revenue Code. In order to facilitate the Executive's ability to make such election, RCPC shall loan to the Executive an amount of approximately $2.3 million, being the amount necessary to satisfy state, local and federal income taxes (including any withholding tax) incurred by the Executive as a result of the making of such election. Such loan shall be made at the time or times necessary to satisfy the relevant tax liability with interest accrued on the loan to be due and payable together with the full principal amount thereof on the fifth anniversary of the date of the restricted stock award to which the loan relates. Interest shall be payable at the applicable federal rate required to avoid imputation of income tax liability. Such loan shall be secured by a pledge of the restricted shares to which the loan relates and the loan and pledge shall be evidenced by the Promissory Note Agreement and Pledge Agreement annexed hereto as Exhibits C and D, respectively. For the avoidance of doubt, as provided in the Promissory Note Agreement, if during the Term the Executive terminates his employment for reasons constituting "Good Reason" (as defined in Section 4.4 hereof) or RCPC terminates the Executive's employment otherwise than pursuant to Section 4.2 or 4.3, the outstanding balance of the loan and all related accrued interest shall be forgiven.

                  4.       Termination.
                           -----------

                           4.1      Death.  If the Executive shall die during
the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to Section 3.6.

                           4.2      Disability.  If during the Term the
Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to substantially perform the Executive's services hereunder for (i) a period of six consecutive months or
(ii) shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company paid group life insurance plan and for the Executive and his spouse and children, if any, under the Company's group medical (including executive




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                                                                           8


medical) plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

                           4.3      Cause.  In the event of gross neglect by the
Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime involving the property of the Company or any of its subsidiaries or affiliates which results in material economic harm to the Company, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement, RCPC may at any time by written notice to the Executive terminate the Term for "Cause" and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law. The Executive shall not be deemed to have been terminated for Cause unless (i) reasonable notice has been delivered to him setting forth the reasons for the Company's intention to terminate for Cause, and (ii) a period of ten (10) days has elapsed since delivery of such notice during which the Executive was afforded an opportunity to cure, if capable of remedy, the reasons for the Company's intention to terminate for Cause. For purposes of determining whether conduct constitutes gross neglect or willful misconduct, no act or failure to act on the part of the Executive shall be considered as such if the Executive acted (or failed to act) in good faith and the Executive reasonably believed that such act (or failure to act) was in the best interest of the Company.

                           4.4      Company Breach; Other Termination.
                                    ---------------------------------

                                    (a)     If a "Good Reason" event occurs,
the Executive shall be entitled to terminate the Executive's employment and the Term upon 30 days' prior written notice to the Company, which notice shall set forth in detail the basis for the "Good Reason" permitting such a termination, and the Company shall thereupon have a 15-day right to cure and if cured the proposed termination for Good Reason shall be null and of no effect. In addition, following a "Change in Control" (as defined in Executive's Restricted Stock Agreement) the Executive shall be entitled to elect to terminate his employment with the Company for any reason or no reason upon 30 days' advance written notice to the Company; provided, however, that such notice may only be given in the seventh month following such Change in Control. Any termination of the Executive's employment and the Term pursuant to the preceding two sentences shall be deemed a termination for "Good Reason". In addition, RCPC shall be entitled to terminate the Term and the Executive's employment at any time and without prior notice otherwise than pursuant to the provisions of Section 4.2 or
4.3. In consideration of the Executive's covenant in Section 5.2 upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term otherwise than pursuant to the provisions of Section 4.2 or 4.3, RCPC agrees, and the Company's sole obligation arising from such termination (except for any payments of salary, earned bonus and vested benefits accrued through the date of such termination and as otherwise provided in Sections 3.6 and 3.7) shall be, at the Executive's election by written notice within 10 days after such termination, for RCPC either:


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                                                                             9

                                            (i)      to make payments in lieu
         of Base Salary in the amounts prescribed by Section 3.1 as in effect on the date of termination of employment and disregarding any reduction in the Base Salary that would constitute a breach under this Agreement and to continue the Executive's participation in the health, medical and life insurance benefits provided for in subsections (i) and (ii) of
         Section 3.6 (in each case less amounts required by law to be withheld) through the date on which the Term would have expired pursuant to
         Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by Section 2.2 after the date of termination, provided that (1) such benefit continuation is subject to the terms of such plans, (2) group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, (3) the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company,
         (4) the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under Revlon Executive Severance Policy as in effect on the date of this Agreement, and (5) any compensation earned by the Executive from other employment or consultancy after the first 18 months following the date of termination shall reduce the payments provided for herein; and provided further that the continuation of payments in lieu of Base Salary otherwise required pursuant to the preceding provisions of this clause (i) will stop, if earlier than the date provided above, on such date (if any) that the aggregate payments thereof plus the sum of (x) the amount of any special Home Loan Bonus paid or Mortgage Loan Forgiven and (y) the amount of any Tax Loan forgiven, pursuant to
         Section 3.7.1 and 3.7.2, have totaled $6 million, or

                                            (ii)     to make the payments and
         provide the benefits prescribed by the Executive Severance Policy of the Company as in effect on the date of this Agreement (except that the provision in Paragraph IIIC(ii) establishing a limit of six months of payments shall not be applicable to the Executive) upon the Executive's compliance with the terms thereof, provided that the payments otherwise required pursuant to this clause (ii) shall be reduced (but not below zero) by the amount of any Home Loan Bonus paid or Mortgage Loan forgiven and by the amount of any Tax Loan forgiven pursuant to Section 3.7.

                                    (b)     For purposes of Section 4.4(a), a
"Good Reason" event shall mean any of the following: (i) the breach by the Company of any material provision of this Agreement or the Restricted Stock Agreement, annexed hereto as Exhibit A, or the Stock Option Agreement, annexed hereto as Exhibit B, (ii) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement, or any other action by the Company which, in either case, results in a significant and adverse diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith; (iii) the Executive being required to




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                                                                           10

relocate his principal place of employment more than thirty-five (35) miles from his principal place of employment with the Company in Manhattan, New York City, as of the Effective Date (unless the effect of such relocation results in the Executive's principal place of employment with the Company being less than thirty-five (35) miles from the Executive's principal residence); (iv) failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction unless such assumption occurs by operation of law (by way of example, in a corporate merger); or (v) the failure to elect or the removal of the Executive from the Board of Directors of either Revlon or RCPC other than for conduct that would constitute Cause.

                           4.5      Voluntary Termination By Executive without
Good Reason. The Executive may terminate his employment under this Agreement without Good Reason, and such termination under this Section 4.5 shall be effective upon thirty (30) days' prior written notice to the Company and shall not be deemed a breach of this Agreement.

                           4.6      Dispute Resolutions.  If there is a dispute
relating to the alleged breach of this Agreement by RCPC or the Executive, the parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in the State of New York, provided that this Section 4.5 shall not limit the operation of Section 5.6. Notwithstanding the foregoing, other than with respect to any dispute relating to Executive's obligations under Sections 5, 6, and 7, the Executive may elect to have any dispute relating to the alleged breach of this Agreement by RCPC or the Executive resolved by arbitration. The arbitration proceeding shall be conducted in the City of New York under the rules of the American Arbitration Association and the arbitrator(s) shall determine the matters in dispute in accordance with the laws of the State of New York. In case of litigation, each party agrees to submit to the jurisdiction of the federal and state courts of New York. In case of arbitration or litigation, the Company shall pay all the reasonable costs of such proceeding, including reasonable attorneys' fees, if and to the extent (i) the Executive prevails and (ii) the court or arbitrator in its discretion deems such an award appropriate under the circumstances.

                           4.7      No Mitigation.     In no event shall the
Executive be obligated to seek other employment.

                  5.       Protection of Confidential Information;
                           Non-Competition.
                           ---------------------------------------

                           5.1      The Executive acknowledges that the
Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and place which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or



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                                                                            11


misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

                                    5.1.1   except in the course of performing
the Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

                                    5.1.2   to deliver promptly to the Company
on termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

                           5.2      In consideration of RCPC's covenant in
Section 4.4, the Executive shall (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in Revlon Executive Severance Policy (the "Non-Competition Agreement"), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by Section 2.2 after the date of termination, subject only to the Company continuing to make payments equal to the Executive's Base

Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

                           5.3      If the Executive commits a breach of any
of the provisions of Section 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

                                    5.3.1   the right and remedy to immediately
terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,

                                    5.3.2   the right and remedy to have the
provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of
Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

                                    5.3.3   the right and remedy to require the
Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

                           5.4      If any of the covenants contained in
Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                           5.5      If any of the covenants contained in
Section 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

                           5.6      The parties hereto intend to and hereby
confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and
5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants unenforceable in whole or in part by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

                           5.7      Any termination of the Term or the
Executive's employment shall have no effect on the continuing operation of this
Section 5.

                           5.8      Pursuant to Sections 4.4 and 5.2, the
Executive is subject to certain non-competition covenants set forth in the Non-Competition Agreement referred to in the Revlon Executive Severance Policy, which covenants extend beyond the Executive's termination of employment.

                  6.       Inventions and Patents.
                           ----------------------

                           6.1      The Executive agrees that all processes,
technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

                           6.2      If any Invention is described in a patent
application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

                           6.3      The Executive agrees that the Executive
will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                  7.       Intellectual Property.
                           ---------------------

                  Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), the Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

                  8.       Indemnification.
                           ---------------

                  RCPC will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

                  9.       Notices.
                           -------

                  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company, to:

                  Revlon Consumer Products Corporation
                  625 Madison Avenue
                  New York, NY 10022
                  Attention:  General Counsel

                  If to the Executive, to the Executive's principal residence as reflected in the records of the Company, with a copy to:

                  Vedder Price Kaufman & Kammholz
                  805 Third Avenue
                  New York, NY 10022-7513
                  Attention:  Stewart Reifler

                  10.      General.
                           -------

                           10.1     This Agreement shall be governed by and
construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

                           10.2     The section headings contained herein are
for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           10.3     This Agreement and the Restricted Stock
Agreement, Nonqualified Stock Option Agreement, Promissory Note Agreement and Pledge Agreement referred to in Section 3.3 set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in those Agreements, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                           10.4     This Agreement, and the Executive's rights
and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

                           10.5     This Agreement may be amended, modified,
superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                           10.6     This Agreement may be executed in two or
more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

                           10.7     Immediately following the Effective Date,
RCPC shall promptly pay to the Executive an amount equal to the reasonable professional fees that the Executive incurred to negotiate and prepare this Agreement.

                  11.      Subsidiaries and Affiliates.
                           ---------------------------

                  As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written


                                    REVLON CONSUMER PRODUCTS CORPORATION


                  By: _________________________________________


                  _____________________________________________
                          Jack L. Stahl, the Executive